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                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Sealed Air Corporation:

We consent to incorporation by reference in Registration Statements on Form S-8 (Nos. 333-50603, 333-59197, 333-59195 and 333-42966) of Sealed Air
Corporation of our reports dated January 25, 2001, relating to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in or are incorporated by reference in this Annual Report on Form 10-K.

/s/ KPMG LLP
KPMG LLP



Short Hills, New Jersey
March 23, 2001